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                                                                   EXHIBIT 99.1

                                [SARATOGA LOGO]

FOR IMMEDIATE RELEASE

Contact:  Gayle Henderson              Contact:  Steven Bogen or Jeff Heavirland
SARATOGA BEVERAGE GROUP, INC.          THE FRESH JUICE COMPANY, INC.
(518) 584-6363 ext. 118                (973) 465-7100 or (626) 812-6022


         SARATOGA BEVERAGE GROUP AND THE FRESH JUICE COMPANY
         ANNOUNCE EXECUTION OF AGREEMENT AND PLAN OF MERGER

         Saratoga Springs, NY and Newark, NJ, August 17, 1998 - Saratoga Beverage Group, Inc. (Nasdaq: TOGA) and The Fresh Juice Company, Inc. (Nasdaq: FRSH) jointly announced that they have signed an Agreement and Plan of Merger (the "Merger Agreement"). Subsequent to the merger, Fresh Juice will be operated as a wholly owned subsidiary of Saratoga Beverage Group. Pursuant to the terms of the Merger Agreement, Saratoga Beverage Group will purchase the shares of Fresh Juice common stock for $3.35 per share in cash ($21.8 million in the aggregate).

         Pursuant to the terms of the Merger Agreement, Steven Bogen, Chief Executive Officer of Fresh Juice, will be added to the Board of Directors of Saratoga. Mr. Bogen will also become a consultant to Saratoga following the merger. Jeff Heavirland, in addition to his current responsibilities as Chief Executive Officer of The Fresh Juice of California d/b/a Hansen's Juice Company, a subsidiary of Fresh Juice, will become an officer of Saratoga.

         Saratoga and Fresh Juice have also entered into a voting agreement whereby certain stockholders who are directors or officers of Fresh Juice, and collectively own approximately 53% of the equity of Fresh Juice, have agreed to vote in favor of the merger. The voting agreement expires if the Merger Agreement is terminated. Saratoga or its affiliates may acquire shares of Fresh Juice on the open market prior to the merger.

         In connection with the merger, Saratoga has received a commitment letter from NationsBank to provide Saratoga with senior debt financing. The consummation of the transactions contemplated by the Merger Agreement is subject to several material conditions, including, among others, the consummation of the above-described financing an and the approval of the merger by the stockholders of Fresh Juice.

         Although there can be no assurance that the merger will be completed, the parties expect, subject to the satisfaction of all conditions, to consummate the merger during the fourth quarter of this year. Under certain conditions, if the Merger Agreement is terminated or


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         the merger is not consummated, either Saratoga or Fresh Juice, depending on the circumstances, may be entitled to a fee as liquidated damages.

         Robin Prever, President and Chief Executive Officer of Saratoga, stated that "This is a terrific opportunity for the shareholders of Saratoga Beverage Group. It gives our Company critical mass and furthers the Company's strategy of rolling up specialty beverage companies with similar distribution channels."

         Steven Bogen, Chief Executive Officer of Fresh Juice, stated that "We believe that this merger is in the best interest for shareholders at this time. It also offers our customers and employees the opportunity to be part of a larger, more diverse enterprise."

         This news release contains forward-looking statements which are based on Saratoga's and Fresh Juice's expectations and are subject to a number of risks and uncertainties, certain of which are beyond Saratoga's and Fresh Juice's control. Actual results could vary materially from expected results due to a variety of factors, including but not limited to, the general performance of the economy, specifically as it affects the retail beverage industry, factors applicable to Saratoga and its business referred to in the Securities and Exchange Commission filings of Saratoga, particularly Saratoga's Annual Reports on Form 10-K for the year ended December 31, 1997 and its Quarterly Reports on Form 10- Q for the quarters ended March 31, 1998 and June 30, 1998; and factors applicable to Fresh Juice, particularly Fresh Juice's Annual Report on Form 10-KSB for the year ended November 30, 1997, as amended, and its Quarterly Reports on Form 10-QSB for the quarters ended February 28, 1998 and May 31, 1998.

         Saratoga Beverage Group, Inc., formerly the Saratoga Spring Water Company, was founded in 1872. The Company produces sparkling and non-carbonated spring water products, and Saratoga Splash. The Company is traded on the Nasdaq SmallCap Market under the symbol TOGA.

         The Fresh Juice Company, Inc. manufactures, markets and distributes fresh squeezed and frozen fresh squeezed citrus juices, fresh fruit smoothies (blends of juices and purees) and other nn-carbonated beverages to both food service and retail customers. Fresh Juice has production and distribution facilities on both the East Coast and West Coast. Marketed under the labels "Fresh Pik't," "the Fresh Juice Company," "Hansen's," "Ultimate" and "Just Pik't," Fresh Juice's products are premium, minimally processed fresh fruit products.


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